Standard Register®

ADVANCING YOUR REPUTATION

600 Albany St. · Dayton, OH 45417

Investor and media contact:

937.221.1000 · 937.221.1205 (fax)

Carol Merry 614.383.1624

www.standardregister.com

carol.merry@fahlgren.com

Standard Register Receives Notification of Non-Compliance from NYSE

DAYTON, Ohio (April 6, 2012) – Standard Register (NYSE: SR), a leader in the management and execution of mission-critical communications,  today announced that on April 3, 2012, it was notified by the New York Stock Exchange (the “NYSE”) that it is no longer in compliance with the NYSE’s continued listing standards.  Standard Register is considered below the criteria since the Company’s average market capitalization was less than $50 million over a 30 trading-day period and, at the same time, its shareowner’s equity was less than $50 million.

Under applicable NYSE procedures, the Company has 45 days from receipt of the notice to submit a plan to the NYSE to demonstrate its ability to achieve compliance with the continued listing standards within 18 months. Standard Register intends to submit such a plan, which will likely include many of the elements of the strategic restructuring program announced on January 23, 2012, that is designed to better align the Company’s resources in support of its growing core solutions business and to reduce costs to offset the impact of declining revenue in its legacy operations.

About Standard Register

Standard Register (NYSE:SR) is trusted by the world’s leading companies to advance their reputations by aligning communications with corporate standards and priorities. Providing market-specific insights and a compelling portfolio of solutions to address the changing business landscape in healthcare, financial services, commercial and industrial markets, Standard Register is the recognized leader in the management and execution of mission-critical communications. More information is available at http://www.standardregister.com.

Safe Harbor Statement

This report includes forward-looking statements covered by the Private Securities Litigation Reform Act of 1995. Because such statements deal with future events, they are subject to various risks and uncertainties and actual results for fiscal year 2012 and beyond could differ materially from the Company’s current expectations. Forward-looking statements are identified by words such as “anticipates,” “projects,” “expects,” “plans,” “intends,” “believes,” “estimates,” “targets,” and other similar expressions that indicate trends and future events.

Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, variation in demand and acceptance of the Company’s products and services, the frequency, magnitude and timing of paper and other raw-material-price changes, general business and economic conditions beyond the Company’s control, timing of the completion and integration of acquisitions, the consequences of competitive factors in the marketplace including the ability to attract and retain customers, results of continuous improvement and other cost-containment strategies, and the Company’s success in attracting and retaining key personnel. The Company undertakes no obligation to revise or update forward-looking statements as a result of new information, since these statements may no longer be accurate or timely.